SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Fitbit, Inc.
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FITBIT, INC.
199 Fremont Street, 14th Floor
San Francisco, California 94105
SUPPLEMENT TO PROXY STATEMENT
FOR VIRTUAL SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 3, 2020
This is a supplement to the definitive proxy statement dated December 12, 2019 (the “Proxy Statement”) of Fitbit, Inc., a Delaware corporation (“Fitbit,” “we,” “us,” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the virtual special meeting of stockholders to be held exclusively online via live webcast on January 3, 2020, at 11:00 A.M., Pacific Time. There will not be a physical meeting location. The virtual special meeting can be accessed by visiting www.virtualshareholdermeeting.com/FIT2020SM, where you will be able to listen to the meeting live, submit questions, and vote online. We encourage you to allow ample time for online check-in, which will open at 10:55 A.M., Pacific Time. Please note that you will not be able to attend the virtual special meeting in person. We are holding the virtual special meeting to consider and vote upon the following proposals:

1.
To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 1, 2019, by and among Google LLC (“Google”), a Delaware limited liability company and wholly owned subsidiary of Alphabet Inc., Magnoliophyta Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Google, and Fitbit. Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Fitbit (the “Merger”), with Fitbit surviving the Merger as a wholly owned subsidiary of Google;

2.
To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “compensation proposal”); and

3.
To approve the adjournment of the virtual special meeting to a later date or dates, if our board of directors (“Board”) determines that it is necessary or appropriate, and is permitted by the Merger Agreement, to (i) solicit additional proxies if (a) there is not a quorum present or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement, in each case, at the time of the then-scheduled virtual special meeting, (ii) give holders of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, “Fitbit Common Stock”), additional time to evaluate any supplemental or amended disclosure or (iii) otherwise comply with applicable law (the “adjournment proposal”).

Our Board previously established December 5, 2019 as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the virtual special meeting, including any adjournments or postponements of the virtual special meeting.
Our Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the compensation proposal and “FOR” the adjournment proposal.
No action in connection with this supplement to the Proxy Statement is required by any stockholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 3 of the Proxy Statement.

Litigation Relating to the Merger
As described in the Proxy Statement, on December 6, 2019, a putative stockholder class action complaint was filed in the United States District Court, District of Delaware, against Fitbit and the individual members of our Board, captioned Thompson v. Fitbit, Inc. et al., Case No. 1:19-cv-02236-MN (the “Thompson Complaint”). On December 9, 2019, a complaint was filed in the United States District Court, Southern District of New York, against Fitbit and the individual members of our Board, captioned Tesnar v. Fitbit, Inc., et al., Case No. 1:19-cv-11247-AT (the “Tesnar Complaint”). On December 10, 2019, two putative stockholder class action complaints were filed in the United States District Court, Northern District of California, against Fitbit and the individual members of our Board, captioned Estes v. Fitbit, Inc. et al., Case No. 3:19-cv-08059-RS (the “Estes Complaint”) and Phillips v. Fitbit, Inc. et al., Case No. 4:19-cv-08046-HSG (the “Phillips Complaint”).
Subsequent to the filing of the Proxy Statement, on December 12, 2019, a putative stockholder class action complaint was filed in the United States District Court, District of Delaware, against Fitbit, the individual members of our Board, Merger Sub and Google, captioned Flynn v. Fitbit, Inc. et al., Case No. No. 1:19-mc-02270-MN (the “Flynn Complaint”). On December 13, 2019, a complaint was filed in the United States District Court, Southern District of New York, against Fitbit and the individual members of our Board, captioned Da Luz v. Fitbit, Inc., et al., Case No. 1:19-cv-11448-AT (the “Da Luz Complaint”). On December 13, 2019, a complaint was filed in the United States District Court, Southern District of New York, against Fitbit and the individual members of our Board, captioned Da Luz v. Fitbit, Inc., et al., Case No. 1:19-cv-11448-AT (the “Da Luz Complaint”). On December 19, 2019, a complaint was filed in the United States District Court, Northern District of California, against Fitbit and the individual members of our Board, captioned Blau v. Fitbit, Inc. et al., Case No. 3:19-cv-08297-LB (the “Blau Complaint”). On December 19, 2019, a complaint was filed in the United States District Court, Eastern District of New York, against Fitbit and the individual members of our Board, captioned Santoro v. Fitbit, Inc., et al., Case No. 1:19-cv-07130-MKB-JO (the “Santoro Complaint”). On December 23, 2019, a complaint was filed in the United States District Court, Southern District of New York, against Fitbit and the individual members of our Board, captioned Federman v. Fitbit, Inc., et al., Case No. 1:19-cv-11741 (the “Federman Complaint” and together with the Thompson Complaint, the Tesnar Complaint, the Estes Complaint, the Phillips Complaint, the Flynn Complaint, the Da Luz Complaint, the Blau Complaint and the Santoro Complaint, the “Complaints”).
The Complaints assert that defendants violated Sections 14(a) and 20(a) of the Exchange Act by making untrue statements of material fact and omitting certain material facts related to the contemplated Merger in the Proxy Statement. In addition, the Estes Complaint asserts that the defendants violated their fiduciary duties by, among other things, allegedly entering into the proposed transactions relating to the Merger through a flawed and unfair process and failing to maximize the value of Fitbit to its stockholders.
The Complaints each seek, among other things, an order enjoining the defendants from consummating the Merger, money damages and an award of attorneys’ and experts’ fees.
We believe that the claims asserted in the Complaints are without merit and deny the allegations in each of those actions. However, in light of the costs, risks and uncertainties inherent in litigation and to furnish further information to stockholders, we are providing certain additional disclosures (“Supplemental Disclosures”) in this supplement to the Proxy Statement. The Supplemental Disclosures should not be regarded as an indication that Fitbit, Google, our or their affiliates, officers, directors or other representatives or any recipient of this information considered or now considers the information contained in the Supplemental Disclosures to be material; rather, we believe that the Proxy Statement disclosed all necessary information and deny that any additional disclosures are or were required under any federal or state law.
Supplemental Disclosures
We are providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

The section of the Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” is amended as follows:
On page 29, the last paragraph is amended and restated to read as follows (new language underlined):
On July 25, 2019, our Board held a telephonic meeting, together with members of our senior management and representatives of Fenwick & West and Qatalyst Partners. At the meeting, among other things, representatives of Qatalyst Partners updated our Board on its outreach to strategic parties regarding a potential acquisition of Fitbit. In the weeks following such meeting, at the direction of our Board, representatives of Qatalyst Partners and our management contacted an additional four strategic parties at various points in time to explore their potential interest in acquiring Fitbit.
On page 33, the following sentence is added to the end of the last paragraph (new language underlined):
Our Board also determined that Messrs. Park and Friedman should not engage in any discussions with Google regarding potential post-closing employment agreements, or the terms of such agreements, until negotiations regarding the principal terms of the merger agreement had been substantially advanced and they were expressly authorized by the Board to do so.
On page 34, the eighth paragraph is replaced in its entirety with the following paragraph (new language underlined):
On October 28, 2019, Messrs. Park and Friedman, using separate employment counsel, began discussing the terms of their post-closing employment arrangements with Google for the first time. Negotiations regarding those post-closing employment arrangements continued through October 31, 2019.
The section of the Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement— Opinion of Fitbit’s Financial Advisor” is amended as follows:
On page 40, the second paragraph is amended and restated as follows (new language underlined; deleted language struck through):
The following is a summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated October 31, 2019. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses as described below, Qatalyst Partners utilized both Capital IQ mean consensus estimates as of October 31, 2019 ~~the consensus of third-party research analysts’ projections~~ (“Analyst Projections”) and the Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.
On Page 40, the first paragraph under the subsection “Illustrative Discounted Cash Flow Analysis” is amended and restated as follows (new language underlined):
Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential, present values of a share of Fitbit Common Stock by:

•	adding:

(a)
the implied net present value of our estimated future unlevered free cash flows, based on the Projections, for the fourth quarter of calendar year 2019 through calendar year 2023 (which implied present value was calculated by using a range of discount rates of 12.5% to 16.5%, based on our estimated weighted average cost of capital);

(b)
the implied net present value of our terminal value, calculated by multiplying our estimated revenue in calendar year 2024 of approximately $1,713 million based on the Projections by a range of multiples of enterprise value to next-twelve-months estimated revenue of 0.3x to 0.8x selected by Qatalyst Partners based on its professional judgment, and discounted to present value using the same range of discount rates used in item (a) above;

(c)
the implied net present value of our forecasted tax attributes outstanding as of December 31, 2023, which forecasted tax attributes were approximately $692 million (of which, approximately $289 million were generated prior to December 31, 2019), based on the Projections (which implied present value was calculated by using the same range of discount rates used in item (a) above and the statutory tax rate applicable to us, as provided by our management); and

(d)	our cash of approximately $502 million as of September 28, 2019, as provided by our management; and

•
dividing the resulting amount by the number of fully-diluted shares of Fitbit Common Stock (calculated utilizing the treasury stock method), adjusted, as applicable, for Fitbit RSUs, Fitbit PSUs, Fitbit Options and the Warrant, each outstanding as of October 28, 2019, all of which amounts were provided by our management, with each of the above-referenced estimated future unlevered free cash flows, terminal value and forecasted tax attributes having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 15.8% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by our management.

On page 41, the third paragraph under the table is amended and restated as follows (new language underlined):
Based on an analysis of the CY2020E Revenue Multiples for each of the selected companies, Qatalyst Partners selected a representative range of 0.3x to 0.8x and applied this range to our estimated calendar year 2020 revenue based on each of the Analyst Projections (derived from Capital IQ mean consensus estimates as of October 31, 2019) and the Projections, which were approximately $1,478 million and $1,487 million, respectively. In addition, for the purpose of this analysis, Qatalyst Partners calculated our enterprise value assuming our cash as of September 28, 2019, as provided by our management. Based on the calculations set forth above and the number of fully-diluted shares of Fitbit Common Stock (calculated utilizing the treasury stock method), adjusted, as applicable, for Fitbit RSUs, Fitbit PSUs, Fitbit Options and the Warrant, each outstanding as of October 28, 2019, all of which amounts were provided by our management, this analysis implied a range of per share values for Fitbit Common Stock of approximately $3.36 to $5.91 based on the Analyst Projections and approximately $3.36 to $5.93 based on the Projections.
On page 41, the first sentence of the first paragraph under the subheading “Miscellaneous” is amended and restated as follows (new language underlined; deleted language struck through):
In connection with the review of the Merger by our Board, Qatalyst Partners ~~performed a variety of~~ relied on the material financial and comparative analyses described above for purposes of rendering its opinion.

The section of the Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Financial Projections” is amended as follows:
On page 44, the table and accompanying footnotes are replaced in their entirety with the following:

	4Q2019E(1)	CY2020E	CY2021E	CY2022E	CY2023E	Terminal CY2024E(2)
Revenue	$519	$1,487	$1,543	$1,588	$1,646	$1,713
% Growth	—	2%	3%	4%	4%	4%
Non-GAAP Cost of Revenue(3)	(351)	(946)	(936)	(949)	(969)	(993)
Non-GAAP Gross Profit(4)	168	541	597	639	677	720
% Margin	32%	36%	39%	40%	41%	42%
Non-GAAP Operating Expense(5)	(176)	(600)	(600)	(624)	(649)	(675)
% of Revenue	34%	40%	39%	39%	39%	39%
Non-GAAP Operating Income (Loss)(6)	(8)	(59)	(3)	15	28	46
% Margin	(2%)	(4%)	(0%)	1%	2%	3%
Less: Non-GAAP Tax Adjustment	(0)	(2)	(2)	(2)	(2)	(11)
Effective Cash Tax Rate	—	—	—	10%	5%	25%
NOPAT(7)	(9)	(60)	(4)	13	26	34
% Margin	(2%)	(4%)	(0%)	1%	2%	2%
Less: Capital Expenditures	(15)	(40)	(40)	(40)	(41)	(45)
Plus: Depreciation	13	45	45	45	45	45
Less: Investment in Working Capital	78	(34)	(25)	(17)	(17)	(8)
Unlevered Free Cash Flow(8)	67	(89)	(25)	0	13	26
% Cumulative Dilution to Current Shareholders(9)	0.9%	4.4%	8.1%	11.9%	15.8%
Adjusted EBITDA(10)	5	(14)	42	60	73	91
% Margin	1%	(1%)	3%	4%	4%	5%
Non-GAAP Net Income (Loss)(11)	(5)	(37)	5	17	27	39
Non-GAAP Earnings Per Share(12)	(0.02)	(0.14)	0.02	0.06	0.09	0.12
__________________

(1)	The financial projections for CY2019E were made available to Google, together with the actual financial results of Fitbit for the first, second and third quarters of calendar year 2019.

(2)
As shown in this column, for the purpose of calculating the terminal value in year 2024, the amounts for taxes paid, net operating profit after tax (“NOPAT”) and unlevered free cash flow assume a long-term effective cash tax rate of 25%. The financial projections provided to Google assumed approximately $2 million in cash taxes paid in 2024, which yielded a NOPAT of $44 million and unlevered free cash flow of $36 million in 2024.

(3)	Non-GAAP cost of revenue excludes stock-based compensation expense, the impact of restructuring and intangible assets amortization.

(4)	Non-GAAP gross profit excludes stock-based compensation expense, the impact of restructuring and intangible assets amortization.

(5)	Non-GAAP operating expense excludes stock-based compensation expense, certain litigation expenses, the impact of restructuring and intangible assets amortization.

(6)	Non-GAAP operating income (loss) excludes stock-based compensation expense, certain litigation expenses, the impact of restructuring and intangible assets amortization.

(7)	NOPAT is a non-GAAP financial measure calculated by starting with Non-GAAP operating income (loss) and making an associated non-GAAP tax adjustment.

(8)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with NOPAT and subtracting capital expenditures, adding back depreciation and subtracting investment in working capital.

(9)
Assumes 3.5% annual dilution and represents the dilution to current stockholders through the issuance of equity awards over the period represented in the table calculated on a cumulative basis for each successive year shown. Projected dilution amounts are calculated as new equity award issuances less cancellations (which may be due to non-achievement of time-based, performance-based or other milestones).

(10)
Adjusted EBITDA is a non-GAAP financial measure that excludes stock-based compensation expense, certain litigation expenses, the impact of restructuring, impairment of equity investment, depreciation, intangible assets amortization, interest income, net and income tax expense (benefit).

(11)
Non-GAAP net income (loss) excludes stock-based compensation expense, certain litigation expenses, the impact of restructuring, impairment of equity investment, intangible assets amortization and the income tax effect of non-GAAP adjustments.

(12)
Non-GAAP earnings per share excludes stock-based compensation expense, certain litigation expense, the impact of restructuring, impairment of equity investment, intangible assets amortization and the income tax effect of non-GAAP adjustments.

The section of the Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of our Directors and Executive Officers in the Merger—New Arrangements between our Executive Officers and Google” is amended as follows:
On page 50, the first paragraph under the subheading “James Park” is amended and restated as follows (new language underlined):
On November 1, 2019, James Park and Google entered into an offer letter (the “Park Offer Letter”). The Park Offer Letter was negotiated between Google and Mr. Park, using separate employment counsel, beginning on October 28, 2019 and continuing through October 31, 2019. The Park Offer Letter provides that upon and subject to the Closing, Mr. Park will be employed as Vice President, GM & Co-Founder of Fitbit with an annual salary of $475,000. Mr. Park will be eligible to participate in Google’s VP Bonus Plan, with an annual target bonus equal to 100% of Mr. Park’s annual base salary, with the actual bonus amount paid subject to increase or reduction based on the performance of Mr. Park and Google. Any payment of such bonus for Mr. Park’s first calendar year of employment with Google will be prorated based on the amount of time he is employed by Google during such year.
On page 50, the first paragraph under the subheading “Eric Friedman” is amended and restated as follows (new language underlined):
On November 1, 2019, Eric Friedman and Google entered into an offer letter (the “Friedman Offer Letter”). The Friedman Offer Letter was negotiated between Google and Mr. Friedman, using separate employment counsel, beginning on October 28, 2019 and continuing through October 31, 2019. The Friedman Offer Letter provides that upon and subject to the Closing, Mr. Friedman will be employed as Vice President, Engineering with an annual salary of $450,000. Mr. Friedman will be eligible to participate in Google’s VP Bonus Plan, with an annual target bonus equal to 80% of Mr. Friedman’s annual base salary, with the actual bonus amount paid subject to increase or reduction based on the performance of Mr. Friedman and Google. Any payment of such bonus for Mr. Friedman’s first calendar year of employment with Google will be prorated based on the amount of time he is employed by Google during such year.